Exhibit 10.4

AMENDMENT NO. 2 TO CREDIT AGREEMENT AND GUARANTY AND CONSENT

This AMENDMENT NO. 2 TO CREDIT AGREEMENT AND GUARANTY AND CONSENT, dated as of May 21, 2018 (this “Amendment”), is among Aquestive Therapeutics, Inc., a Delaware corporation (the “Borrower”), the Lenders party hereto (the “Lenders”) and Perceptive Credit Holdings, LP, a Delaware limited partnership, as administrative agent and collateral agent for the Lenders (in such capacity, together with its successors and assigns, “Administrative Agent”). Reference is made to the Credit Agreement and Guaranty, dated as of August 16, 2016 (as amended, modified, restated and supplemented, the “Credit Agreement”), among the Borrower, the Subsidiary Guarantors party thereto, the Lenders parties thereto and the Administrative Agent. Capitalized terms used herein without definition shall have the same meanings as set forth in the Credit Agreement, as amended hereby.

RECITALS

WHEREAS, the Borrower has requested that the Administrative Agent and the Lenders (i) consent to the assignment, sale, securitization or other monetization of the Apomorphine Royalty Income (as defined below) and (ii) agree to certain amendments and other modifications to the Credit Agreement; and

WHEREAS, subject to the terms and conditions hereof, the Lenders party hereto and the Administrative Agent are willing to grant such consent and agree to such amendments and other modifications.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1.          AMENDMENTS.

A.          Each of the following definitions in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Maturity Date” means August 16, 2020; provided that, so long as no Default has occurred and is continuing, if a Qualified IPO is consummated on or before December 31, 2018, then immediately prior to the consummation of such Public Offering, the Maturity Date shall automatically (and without need of notice or other action) be deemed to be extended to December 16, 2020.

“Prepayment Premium” means, as of any time of determination, the sum of (i) the Standard Prepayment Premium, plus (ii) if then in effect or otherwise applicable, the Supplemental Prepayment Premium.

B.          The following definitions are added to Section 1.01 of the Credit Agreement in appropriate alphabetical order:

“Amendment No. 2” means the Amendment No. 2 to Credit Agreement and Guaranty and Consent, dated as of May ____, 2018, among the Borrower, the Lenders party thereto and the Administrative Agent.

“Amendment No. 2 Effective Date” means May ____, 2018.

“Apomorphine License Agreement” means the agreement between the Borrower and Cynapsus Therapeutics, Inc., dated as of April 1, 2016, with respect to the development and commercialization of the Apomorphine Product, as the same may be amended from time to time as permitted pursuant to this Agreement.

“Apomorphine Product” means a sublingual film product containing the active pharmaceutical ingredient Apomorphine.

“Apomorphine Royalty Income” means any royalty income or revenues payable to any Obligor or any Subsidiary thereof pursuant to the Apomorphine License Agreement to the extent related to the development and commercialization (and not manufacturing) of the Apomorphine Product.

“Apomorphine Royalty Monetization Agreement” means any agreement or arrangement pursuant to which any Obligor or any of its Subsidiaries sells, transfers or otherwise conveys, borrows against, securitizes or otherwise monetizes its right to receive the Apomorphine Royalty Income.

“Standard Prepayment Premium” means, (i) with respect to any prepayment pursuant to Section 3.03(a) or (b) occurring on or prior to the first anniversary of the Closing Date, an amount equal to 5.00% of the aggregate outstanding principal amount of the Loans being prepaid on such Redemption Date; (ii) with respect to any prepayment pursuant to Section 3.03(a) or (b) occurring after the first anniversary of the Closing Date and on or prior to the second anniversary of the Closing Date, an amount equal to 3.00% of the aggregate outstanding principal amount of the Loans being prepaid on such Redemption Date; (iii) with respect to any prepayment pursuant to Section 3.03(a) or (b) occurring after the second anniversary of the Closing Date and on or prior to the third anniversary of the Closing Date, an amount equal to 2.00% of the aggregate outstanding principal amount of the Loans being prepaid on such Redemption Date; and (iv) with respect to any prepayment pursuant to Section 3.03(a) or (b) occurring at any time after the third anniversary of the Closing Date, an amount equal to 1.00% of the aggregate outstanding principal amount of the Loans being prepaid on such Redemption Date.

“Supplemental Prepayment Premium” means (i) with respect to any prepayment pursuant to Section 3.03(a) or (b) occurring on or after the Amendment No. 2 Effective Date and on or prior to the first anniversary of such date, an amount equal to 10.00% of the aggregate outstanding principal amount of the Loans being prepaid, and (ii) with respect to any prepayment pursuant to Section 3.03(a) or (b) occurring after the first anniversary of the Amendment No. 2 Effective Date and on or prior to the 180th day following such first anniversary date, an amount equal to 4.00% of the aggregate outstanding principal amount of the Loans being prepaid.

C.          Clauses (b) and (c) of Section 3.01 of the Credit Agreement are hereby amended and restated in their entireties as follows:

(b)          Initial Amortization.

(i)  if a Qualified IPO is consummated on or before December 31, 2018, during the period commencing on May 1, 2019 and ending on November 30, 2019, the Borrower shall make monthly scheduled repayments of the Loans in an amount equal to $550,000, such repayments to be made on the Payment Date of each calendar month ending during such period.

 (ii)  if a Qualified IPO is not consummated on or before December 31, 2018, during the period commencing on January 1, 2019 and ending on July 31, 2019, the Borrower shall make monthly scheduled repayments of the Loans in an amount equal to $550,000, such repayments to be made on the Payment Date of each calendar month ending during such period.

(c)          Subsequent Amortization.

(i)    if a Qualified IPO is consummated on or before December 31, 2018, during the period commencing on December 1, 2019 and ending on November 30, 2020, the Borrower shall make monthly scheduled repayments of the Loans in an amount equal to $750,000, such repayments to be made on the Payment Date of each calendar month ending during such period.

(ii) if a Qualified IPO is not consummated on or before December 31, 2018, during the period commencing on August 1, 2019 and ending on July 31, 2020, the Borrower shall make monthly scheduled repayments of the Loans in an amount equal to $750,000, such repayments to be made on the Payment Date of each calendar month ending during such period.

D.          Section 3.03(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(b)  Mandatory Prepayments. Upon the occurrence of a Casualty Event or any Public Offering (other than a Qualified IPO), the Borrower shall make a mandatory prepayment of the Loans as set forth below:

(i) in the event of any Casualty Event, the Borrower shall mandatorily prepay the outstanding principal amount of the Loans in an amount equal to the sum of (i) 100% of the net insurance or other proceeds received by the Borrower with respect thereto, (ii) the applicable Prepayment Premium on the principal amount of the Loans being prepaid and (iii) any accrued but unpaid interest on any principal amount of the Loans being prepaid; provided that the Borrower may, upon notice to Administrative Agent, use such proceeds to acquire or repair fixed or capital assets useful in the Borrower’s or its Subsidiaries’ businesses, as long as such investment is made within six months of the Casualty Event; and

(ii) in the event of any Public Offering (other than a Qualified IPO), the Borrower shall mandatorily prepay the outstanding principal amount of the Loans in an amount equal to the sum of (i) 25% of the net cash proceeds thereof; (ii) the applicable Prepayment Premium on the principal amount of the Loans being prepaid and (iii) any accrued but unpaid interest on any principal amount of the Loans being prepaid.

E.          If a Qualified IPO is consummated on or before December 31, 2018, the chart set forth in Section 10.02 of the Credit Agreement will be amended by adding the following at the end thereof:

September 30, 2020	$40,000,000

SECTION 2.          ACKNOWLEDGEMENT, AGREEMENT AND CONSENT AND REPRESENTATIONS AND WARRANTIES.

A.          Aquestive Partners has read this Amendment and consents to the terms hereof.  Each Obligor confirms and agrees that, notwithstanding the effectiveness of this Amendment, the obligations of such Obligor under each Loan Documents to which such Obligor is a party shall not be impaired and each Loan Documents to which such Obligor is a party is, and shall continue to be, in full force and effect and is hereby confirmed and ratified in all respects.

B.          Each Obligor hereby acknowledges and agrees that the Guaranteed Obligations will include all Obligations under, and as defined in, the Credit Agreement as amended by this Amendment.

C.          Aquestive Partners acknowledges and agrees that (i) notwithstanding the conditions to effectiveness set forth in this Amendment, Aquestive Partners is not required by the terms of the Credit Agreement or any other Loan Document to consent to the amendments to the Credit Agreement effected pursuant to this Amendment and (ii) nothing in the Credit Agreement, this Amendment or any other Loan Document shall be deemed to require the consent of Aquestive Partners to any future amendments to the Credit Agreement.

D.          In order to induce the Administrative Agent and the Lenders party hereto to enter into this Amendment, each Obligor represents and warrants to the Administrative Agent and the Lenders that the following statements are true, correct and complete:

(i)          such Obligor has full power, authority and legal right to enter into this Amendment and perform its obligations under this Amendment  and each Loan Document as amended hereby or thereby;

(ii)          the transactions contemplated by this Amendment are within such Obligor’s corporate powers and have been duly authorized by all necessary corporate and, if required, by all necessary shareholder action.  This Amendment has been duly executed and delivered by such Obligor and constitutes a legal, valid and binding obligation of such Obligor, enforceable against such Obligor in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(iii)          the transactions contemplated by this Amendment (1) do not require any Governmental Approval of, registration or filing with, or any other action by, any Governmental Authority or any third party, except for such as have been obtained or made and are in full force and effect, (2) will not violate (x) any Requirement of Law or any order of any Governmental Authority, other than any such violations that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, or (y) the Organic Documents of such Obligor or its Subsidiaries, (3) will not violate or result in a default under any indenture, agreement or other instrument binding upon such Obligor or its Subsidiaries or assets, or give rise to a right thereunder to require any payment to be made by any such Person, and (4) will not result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of such Obligor or its Subsidiaries; and

(iv)          both immediately before and after giving effect to this Amendment, (x) the representations and warranties set forth in this Amendment and each other Loan Document shall, in each case, be true and correct and (y) no Default shall have then occurred and be continuing, or would result from this Amendment or the transaction contemplated hereby.

SECTION 3.          CONSENT. Effective as of the date (i) the Administrative Agent and the Lenders have delivered to the Borrower their prior written consent to the terms and provisions of the Apomorphine Royalty Monetization Agreement and (ii) the applicable Obligor or the applicable Subsidiary thereof has entered into the Apomorphine Royalty Monetization Agreement with the other parties thereto:

A.          the Administrative Agent and the Lenders shall amend or otherwise modify the Credit Agreement as follows:

(i)          If the Apomorphine Royalty Monetization Agreement relates to incurrence of Indebtedness by any Obligor or its Subsidiaries, Section 9.01 of the Credit Agreement shall be amended by (1) deleting the word “and” at the end of clause (h) thereof, (2) replacing the period at the end of clause (i) thereof with “; and”, and (3) adding the following new clause (j) immediately after the clause (i) thereof:

(j)          Indebtedness incurred pursuant to the Apomorphine Royalty Monetization Agreement; provided that the sole recourse of the creditor under or pursuant to such arrangement shall be limited to the collateral described in Section 9.02(j).

(ii)          If the Apomorphine Royalty Monetization Agreement relates to incurrence of a Lien by any Obligor or its Subsidiaries, Section 9.02 of the Credit Agreement shall be amended by (1) deleting the word “and” at the end of clause (h) thereof, (2) replacing the period at the end of clause (i) thereof with “; and”, (3) replacing “(i)” in the proviso at the end thereof with “(j)” and (4) adding the following new clause (j) immediately after the clause (i) thereof:

(j)          Liens securing Indebtedness permitted under Section 9.01(j); provided that the collateral securing such Indebtedness shall be limited to the right to receive the Apomorphine Royalty Income;

(iii)          If the Apomorphine Royalty Monetization Agreement relates to assignment or sale of the Apomorphine Royalty Income, Section 9.09 of the Credit Agreement shall be amended by (1) replacing the period at the end of clause (f) thereof with “; and”, and (2) adding the following new clause (g) immediately after the clause (f) thereof:

(g)          assignment or sale of the Apomorphine Royalty Income pursuant to the Apomorphine Royalty Monetization Agreement.

B.          the Secured Parties’ Lien on the Apomorphine Royalty Income (but solely on such income) shall be released and, at the expense of the Borrower, the Administrative Agent and the Lenders agree to deliver to the Borrower release documents as the Borrower may reasonably request to evidence such release.

C.          the Apomorphine Royalty Monetization Agreement shall be deemed to be a Material Agreement under the Loan Documents unless otherwise consented to by the Administrative Agent and the Lenders.

SECTION 4.          CONDITIONS TO EFFECTIVENESS. This Amendment shall become effective only upon the satisfaction of the following conditions precedent (the date of satisfaction of such conditions being referred to as the “Amendment Effective Date”):

A.          The Obligors, the Administrative Agent and the Lenders shall have indicated their consent to this Amendment by the execution and delivery of the signature pages hereto to the Administrative Agent.

B.          The Administrative Agent shall have received (i) an officer’s certificate of each Obligor, either confirming that (x) there have been no changes to its organizational documents since January 1, 2018, or if there have been changes to its organizational documents since such date, certifying as to such changes and (y) (1) the representations and warranties set forth in this Amendment and each other Loan Document are, in each case, true and correct and (2) no Default has occurred and is continuing, or would result from this Amendment or the transaction contemplated hereby, (ii) copies of resolutions of each Obligor’s board of directors (or other managing body) then in full force and effect authorizing the execution, delivery and performance of this Amendment certified by a Responsible Officer of such Obligor, (iii) a copy of a good standing certificate of each Obligor dated a date reasonably close to the date hereof, and (iv) an incumbency certificate from each Obligor.

C.          The Administrative Agent shall have received all reasonable and documented out of pocket expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel for which the Borrower agrees it is responsible pursuant to Section 14.03 of the Credit Agreement) that are due and payable in connection with this Amendment.

SECTION 5.          MISCELLANEOUS

A.          Reference to and Effect on the Loan Documents.

(i)          On and after the Amendment Effective Date, each reference in any Loan Document to the Credit Agreement shall mean and be a reference to the Credit Agreement as amended by this Amendment.

(ii)          Except as expressly amended hereby, all of the representations, warranties, terms, covenants, conditions and other provisions of the Loan Documents shall remain unchanged and shall continue to be, and shall remain, in full force and effect in accordance with their respective terms.  The amendments, consents and modifications set forth herein shall be limited precisely as provided for herein to the provisions expressly amended herein or otherwise modified or consented to hereby and shall not be deemed to be an amendment to, waiver of, consent to or modification of any other term or provision of the Credit Agreement or any other Loan Document or of any transaction or further or future action on the part of any Obligor which would require the consent of the Lenders or the Administrative Agent under the Credit Agreement or any other Loan Document.

(iii)          The execution, delivery and performance of this Amendment shall not constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of the Administrative Agent or any Lender under any Loan Document or applicable Law.

(iv)          This Amendment shall constitute a Loan Document.

B.          Captions.  The captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Amendment.

C.          Governing Law.  This Amendment and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the law of the State of New York, without regard to principles of conflicts of laws that would result in the application of the laws of any other jurisdiction; provided that Section 5-1401 of the New York General Obligations Law shall apply.

D.          Counterparts.  This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Amendment by signing any such counterpart. Delivery of an executed signature page of this Amendment by facsimile transmission or electronic transmission (in PDF format) shall be effective as delivery of a manually executed counterpart hereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BORROWER:

AQUESTIVE THERAPEUTICS, INC.

By	/s/ John Maxwell
Name: John Maxwell
Title: Chief Financial Officer

PERCEPTIVE CREDIT HOLDINGS, LP, as Administrative Agent and Lender

By Perceptive Credit Opportunities GP, LLC, its general partner

By:	/s/ Sandeep Dixit
Name: Sandeep Dixit
Title: Chief Credit Officer

By:	/s/ Sam Chawla
Name: Sam Chawla
Title: Portfolio Manager

The undersigned hereby acknowledges, agrees and consents to the foregoing Amendment.

AQUESTIVE PARTNERS, LLC

By	/s/ John Maxwell
Name: John Maxwell
Title: Chief Financial Officer